Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Altria Group, Inc.

Philip Morris USA Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered & Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Warrants to Purchase Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Guarantees of Debt Securities (3)	457(n)	(1)	(1)	(1)	(3)	(3)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total Offering Amounts						N/A		N/A

Total Fee Offsets								N/A

Net Fee Due								N/A

(1)	An indeterminate amount of securities of each identified class is being registered as may from time to time be issued at indeterminate prices.
(2)	In accordance with Rules 456(b) and 457(r), the registrants are deferring payment of all of the registration fee.
(3)

Guarantees of Philip Morris USA Inc. may be issued from time to time in connection with debt securities. No separate consideration will be paid with respect to any such guarantees. No separate registration fee is required under Rule 457(n) with respect to the guarantees being registered.